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                                  EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT
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                                                                   NAMES UNDER WHICH
                                       PLACE OF INCORPORATION        DOING BUSINESS
                                       ----------------------  ---------------------------

1.   Voice Systems Technology Inc.     Delaware                Boston Communications Group
2.   Cellular Express, Inc.            Massachusetts           Boston Communications Group
3.   BCG Securities Corp.              Massachusetts           Boston Communications Group
4.   BCG Foreign Sales Corp.           U.S. Virgin Islands     BCG Foreign Sales Corp.
5.   BCG de Mexico, S.r.l.             Mexico                  Boston Communications Group
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